Realty Capital Securities, LLC

405 Park Avenue

New York, NY 10022

May 10, 2013

Board of Trustees of Realty Capital Income Funds Trust

405 Park Avenue

15th Floor

New York, NY 10022

Re: Rule 12b-1 Fee Waiver Letter Agreement

To the Board of Trustees of Realty Capital Income Funds Trust:

With reference to the Distribution and Shareholder Services Plan for Class A shares entered into by and between Realty Capital Securities, LLC (the “Distributor”) and Realty Capital Income Funds Trust (the “Trust”), on behalf of the Trust’s series listed in Appendix A (each, a “Fund,” and collectively, the “Funds”), we hereby notify you as follows:

1.	The Distributor agrees to contractually waive and limit its Rule 12b-1 distribution fees and/or shareholder services fees to the extent necessary to achieve the aggregate distribution and shareholder services fees of each Fund as set forth in Appendix B hereto.

2.	We understand and intend that the Trust will rely on this undertaking in overseeing the preparation and filing of the registration statement on Form N-1A for the Trust and the Funds and any and all amendments to such registration statement with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net and gross asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and we expressly permit the Trust to do so.

Sincerely,

REALTY CAPITAL SECURITIES, LLC

By:	/s/ John H. Grady
John H. Grady
Chief Operating Officer

Agreed and Accepted

on behalf of the Trust each Fund listed in Appendix A

By:	/s/ John H. Grady
John H. Grady
President

APPENDIX A

FUNDS

Realty Capital Income Funds Trust

AR Capital Real Estate Income Fund

APPENDIX B

Fund	Class A	Expiration Date of Waiver/Limit
AR Capital Real Estate Income Fund	0.25%	August 1, 2014